Exhibit 5.1
FORM OF OPINION
Molycorp, Inc.
5619 Denver Tech Center Parkway
Suite 1000
Greenwood Village, Colorado 80111

Re:	Registration Statement No. 333-166129
[●] shares of Common Stock, par value $0.001 per share
Ladies and Gentlemen:
     We are acting as counsel for Molycorp, Inc., a Delaware corporation (the “Company”), in connection with the initial public offering and sale of up to [●] shares (the “Shares”) of common stock, par value $0.001 per share (the “Common Stock”), of the Company pursuant to the Underwriting Agreement (the “Underwriting Agreement”) proposed to be entered into among the Company, certain stockholders of the Company to be named in Schedule II thereto (the “Selling Stockholders”) and J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated, acting as the representatives of the several underwriters to be named in Schedule I thereto (the “Underwriters”). The Shares include (i) up to [●] shares of Common Stock being offered by the Company (the “Firm Shares”), (ii) up to [●] shares of Common Stock which may be purchased by the Underwriters from the Company pursuant to an option to purchase additional shares granted by the Company (the “Company Additional Shares,” and together with the Firm Shares, the “Company Shares”) and (iii) up to [●] shares of Common Stock which may be purchased by the Underwriters from the Selling Stockholders pursuant to an option to purchase additional shares granted by the Selling Stockholders (the “Selling Stockholder Shares”).
     In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based upon the foregoing and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that:
     1. The Company Shares, when issued and delivered pursuant to the terms of the Underwriting Agreement against payment of the consideration therefor as provided therein, will be validly issued, fully paid and nonassessable.
     2. The Selling Stockholder Shares, when issued upon conversion of shares of the Company’s Class A common stock, par value $0.001 per share, and the Company’s Class B common stock, par value $0.01 per share, in accordance with the terms of the Certificate of Incorporation of the Company, will be validly issued, fully paid and nonassessable.
     In rendering the opinion set forth in paragraph 1 above, we have assumed that the Underwriting Agreement will have been executed and delivered by the parties thereto and the resolutions authorizing the Company to issue and deliver the Company Shares pursuant to the Underwriting Agreement will be in full force and effect at all times at which the Company Shares are issued and delivered by the Company.

     The opinions expressed herein are limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, as currently in effect, and we express no opinion as to the effect of any other law of the State of Delaware or the laws of any other jurisdiction.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-1 (No. 333-166129) (the “Registration Statement”) filed by the Company to effect registration of the Company Shares and the Selling Stockholder Shares under the Securities Act of 1933 (the “Act”) and to the reference to us under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,